Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

EAGLE FOOD CENTERS

P.O. Box 6700, Rock Island, Illinois 61204-6700
Executive Offices & Distribution Center
Route 67 & Knoxville Road,
Milan, Illinois 61264
Telephone: 309-787-7700/
Fax: 309-787-7895

Contact:	Anita-Marie Laurie

Romelia Martinez

310-788-2850

Court Approves Sale of Certain Eagle Stores

Milan, Illinois — August 21, 2003 – Eagle Food Centers, Inc., which owns and operates supermarkets in Illinois and Iowa, announced today that the U.S. Bankruptcy Court for the Northern District of Illinois approved the sale of certain Eagle stores. The Court approved two separate purchase agreements for certain assets related to three of its stores to Hy-Vee and one store to J.B. Sullivan, Inc.

Hy-Vee purchased certain of the assets related to stores in Dubuque, Iowa; Bettendorf, Iowa and Moline, Illinois including the buildings and land of the Dubuque and Bettendorf stores all for approximately $10.83 million in cash.  Under a separate agreement, J.B. Sullivan, Inc. purchased certain of the assets of the store in Rochelle, Illinois for $800,000 plus an amount to be determined for inventory.

Completion of the transactions remain subject to certain conditions with a final closing expected by September 22, 2003 for the Hy-Vee transaction and September 5, 2003 for the J.B. Sullivan purchase.

As previously announced, a court hearing has been scheduled for September 11, 2003 to consider the sale of certain stores as determined in yesterday’s auction to The Kroger Company, SVT LLC, and Harold E. Wisted.  In addition, the Company selected J.B. Sullivan, Inc. as the highest and best offer in connection with the Eagle store located in Freeport, IL, and the sale is anticipated to be approved at the September 11th hearing.

The Company continues to pursue opportunities for the balance of its stores, including setting a subsequent auction for 10 of its stores on August 28th and extending the bid deadline to September 11th for the remaining stores.

The Company operates 50 Eagle Country Markets in Iowa and Illinois.

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This press release includes statements that constitute “forward-looking” statements.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward looking statements involve risks and uncertainties that could render them materially different, including, but not limited to, acceptance of the Company’s products in the marketplace, the effect of economic conditions, the impact of current and additional competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation including the Second Bankruptcy Case, the availability and cost of capital including the continued availability of capital under the DIP financing, supply constraints or difficulties, the effect of the Company’s accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company’s Securities and Exchange Commission filings or in material incorporated therein by reference.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities and common stock. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies.  Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.